Exhibit 21.1

Subsidiaries of the Registrant	Jurisdiction of Incorporation
Noodles & Company China Holdings, LTD	Cayman Islands
Noodles & Company International Holdings, LTD	Cayman Islands
TNSC, Inc.	Colorado, United States
The Noodle Shop, Co. - Colorado, Inc.	Colorado, United States
The Noodle Shop, Co. - Delaware, Inc.	Delaware, United States
The Noodle Shop, Co. - Illinois, Inc.	Illinois, United States
The Noodle Shop, Co. - Kansas, LLC	Kansas, United States
The Noodle Shop, Co. - Howard County, Inc.	Maryland, United States
The Noodle Shop, Co. - Washington County, LLC	Maryland, United States
The Noodle Shop, Co. - Harford County, LLC	Maryland, United States
The Noodle Shop, Co. - Carroll County, LLC	Maryland, United States
The Noodle Shop, Co. - Virginia, Inc.	Virginia, United States
The Noodle Shop, Co. - Wisconsin, Inc.	Wisconsin, United States

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